Exhibit 10.33

New York ● Chicago ● San Diego ● Aliso Viejo ● Austin ● Minneapolis ● Taipei ● São Paulo

www.mzgroup.us

Investor Relations Consulting Agreement

THIS CONSULTING AGREEMENT (“Agreement”) is made this 21st day of August 2024 by and between Banzai International, Inc. (hereinafter referred to as the “Company” or “BNZI”) and MZHCI, LLC, a MZ Group Company (hereinafter referred collectively as the “Consultant” or “MZHCI”).

EXPLANATORY STATEMENT

The Consultant has Investor Relations and public relations consulting expertise, and possesses valuable knowledge, and experience in the areas of business finance and corporate investor/public relations. The Company desires to retain the Consultant to perform consulting services for the Company under this Agreement.

NOW, THEREFORE, in consideration of their mutual Agreements and covenants contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in further consideration of the affixation by the parties of their respective signatures below, the parties agree as follows:

Consulting Services

1.1 MZHCI agrees that commencing on the 26th day of August 2024 (the “Effective Date”), the Consultant will reasonably be available during regular business hours to perform the services set forth in Section I below (the “Services”). The Company shall be responsible for the accuracy and completeness of all data and information provided to MZHCI for purposes of its performance of Services under this Agreement.

1.2 MZHCI shall render services to the Company as an independent contractor, and not as an employee, an agent, distributor or representative of the other. Neither party shall act or present itself, directly or indirectly, as an agent of the other or in any manner assume or create any obligation on behalf of, or in the name of, the other. The Services shall be performed in a manner consistent with generally accepted industry standards, in a professional and workmanlike manner. BNZI shall cooperate with Consultant in its performance of Services under this Agreement, including without limitation providing Consultant with reasonable facilities and timely access to data, information and personnel of BNZI.

Page 1 of 7	MZHCI initials: __________	Company initials: __________

I. Scope of Services, Programs and Deliverables

The following Services shall be performed by MZHCI during the Term:

MZHCI will develop and implement a stock market support system for BNZI with the general objective of expanding awareness in BNZI among stockbrokers, analysts, small-cap portfolio/fund managers, market makers, and the appropriate financial & trade publications.

INVESTOR RELATIONS

A.	Complete IR Audit (including full review of the investor and shareholder database, IR website and all public documentation)
B.	Understand the financials and all operating metrics of BNZI in detail, facilitating interactions with new and current investors.
C.	Senior Account Manager and single point of contact for all investors and streamlining of all communication and IR functionality.
D.	Develop and Update FAQ
E.	Create 2-Page Corporate Profile
F.	PowerPoint Presentation Updates
G.	Review and provide suggestions for IR website
H.	Quarterly Conference Call Script and Preparation
I.	Press Release Input and Dissemination
J.	Facilitate incoming and outgoing investor/shareholder calls. Screen all parties before allowing communication with management.
K.	Shareholder Database Management
L.	Roadshow Management Coaching
M.	Roadshows with Detailed Follow-Up
N.	Targeted Sell-Side Research and Financial Media Introductions
O.	Investor Conference Invites

INVESTMENT AWARENESS AND OUTREACH

A.	Consultant will use good faith efforts to make introductions to investors worldwide utilizing a proprietary, robust database:

i.	Analysts (both generalists and industry specialists)
ii.	Portfolio Managers/Institutions
iii.	High Net Worth Investors & Family Offices
iv.	Financial Publications

FINANCIAL MEDIA

MZHCI will work to coordinate opportunities that position BNZI in financial news channels to build and enhance the company’s image among stakeholders. MZ will focus on identifying and engaging appropriate media to encourage interest in BNZI’s news, achievements and milestones related to its corporate goals. To further enhance BNZI’s market credibility and trust, our team will help build thought leadership platforms and prepare executives to provide insight into broader industry trends and issues that can impact stakeholders. Services include:

A.	Media training

Page 2 of 7	MZHCI initials: __________	Company initials: __________

B.	Identification and outreach to financial media across print, online, broadcast, podcast
C.	Identification and media positioning around industry developments
D.	Monitoring and reporting on media coverage
E.	Strategic counsel on media facing initiatives
F.	Creation of media facing content including news releases
G.	FAQ message development to support significant corporate initiatives

INVESTOR RELATIONS WEBSITE DESIGN AND HOSTING

MZ will design, develop and host a company-specific investor relations website for BNZI upon request.

Website features include:

A.	Hosting infrastructure with Amazon AWS data center hosting in the United States.
B.	Fully responsive layout structure with customization of logo, content, map, images and color, following the Brand Identity Manual
C.	Top-tier security with https
D.	Initial SEO preparation and URL customization
E.	GDPR Compliance – MZ is committed to the General Data Protection Regulation and protecting Personally Identifiable Information. In additional to the GDPR compliance, our policies and procedures follow the rigorous controls set out in ISO 27001:2013
F.	Automated Feed for regulatory filings and press releases, as needed
G.	Easy to manage CMS for full autonomy
H.	24x7 support team to provide our clients with an outstanding customer experience

PUBLIC MARKET INSIGHT

MZHCI will counsel and educate the Company’s senior management on the life cycle of the financial markets and most importantly how the Company is impacted directly and indirectly by different variables. The Team at MZHCI leverages its collective expertise on all aspects of strategic financial, corporate, and crisis communications gained through representing over 200 public companies. MZHCI will help the Company set and manage expectations while relaying valuation metrics, perceptions, and methodologies utilized by investment professionals. This consulting aspect of MZHCI’s business is extremely valuable for management to optimize key opportunities and to avoid pitfalls.

As part of its ongoing commitment and partnership with the Company, MZHCI will educate the Company’s senior management on the importance of establishing conservative expectations and how various corporate actions may be perceived and impact the public market.

Page 3 of 7	MZHCI initials: __________	Company initials: __________

ONGOING DURING TERM

A.	Respond to all investor requests and calls in a timely manner to facilitate the distribution of corporate information. Focus on educating shareholders, with the premise that an informed investor will become a longer-term investor.
B.	Continually update the database to ensure that all press releases are e-mailed to all interested professionals. This includes the input of notes to keep track of all investor correspondence and reminders investors prior to earnings conference calls.
C.	Provide consulting services to BNZI management on the public markets.
D.	Provide progress reports to senior management and evaluate achievements with a summary of activities and a detailed report as requested.

Many of the above items will occur simultaneously but certain items will have chronological priority over others. As BNZI grows, MZHCI will recommend changes to the agenda that complement its growth. As the Company continues to execute its strategic plan by winning new customers and expanding its base of business, MZHCI will target an expanded universe of institutional investors. At each stage of growth, the appropriate approach to the market will be incorporated into the agenda for optimal results.

II. Term

This agreement becomes effective upon the Effective Date and shall remain effective for a period of six (6) months (the “Term”), unless terminated earlier as set forth below. Upon expiration of the initial Term, this agreement shall automatically renew every six (6) months thereafter unless either party to the other delivers sixty (60) days written notice of termination prior to the end of the then-current term. Notwithstanding anything to the contrary, MZHCI may terminate this Agreement if the Company fails to timely pay the Compensation set forth in Section III below. On any such termination, the Company shall still be obligated to pay the Compensation set forth in Section III through the remainder of the then current Term.

III. Compensation

Cash

$12,500 per month

The first month’s payment is due immediately and all subsequent payments are due within five (5) days of each month of service. In the event MZHCI does not receive payment by the 5th day of each month, the Company shall accrue a late charge on the balance outstanding at the lesser of (a) 1 1/2% per month or (b) the highest rate allowed by law, in each case compounded monthly to the extent allowed by law. At each annual anniversary of the Effective Date of this Agreement, a 5% COLA (Cost of Living Adjustment) increase will be applied to the cash fee.

Equities

The Company will issue MZHCI 1,200,000 shares of restricted BNZI common stock within ten (10) days of the signing of the Agreement. The Shares shall be deemed earned, fully paid, and non-forfeitable pursuant to the terms hereof (without delay) the Company shall post on EDGAR a Form 8-K, 10-Q or 10-K, or other acceptable SEC filing, reporting on its entry into an Agreement with MZHCI within three (3) months.

Required language: On August 26, 2024, Banzai International, Inc. entered into an investor relations consulting agreement with MZHCI, LLC.

Expense Reimbursement	Only expenses that would ordinarily be incurred by the Company will be billed back on a monthly basis. Applicable reimbursements would include creation, printing, and postage for investor packages, fees for news wire services. Any packages requiring additional photocopying/ printing will be billed back to the Company at cost (with no mark-up). Any extraordinary items, such as broker lunch presentations, air travel, hotel, ground transportation or media campaigns, etc. shall be paid by the Company.

Page 4 of 7	MZHCI initials: __________	Company initials: __________

IV. Prior Restriction

MZHCI represents to the Company that it is not subject to, or bound by, any Agreement which sets forth or contains any provision, the existence or enforcement of which would in any way restrict or hinder MZHCI from performing the services on behalf of the Company that MZHCI is herein agreeing to perform.

V. Assignment

This Agreement may not be assigned by the Company without the prior written consent of MZHCI. This Agreement may be assigned by MZHCI in the event of a sale of substantially all of the assets of MZHCI. Subject to the foregoing, the rights and obligations under this Agreement shall inure to the benefit of, and shall be binding upon, the heirs, legatees, successors, and permitted assigns.

VI. Confidentiality

Except as required by law or court order, MZHCI will keep confidential any trade secrets or confidential or proprietary information of the Company which hereinafter may become known to MZHCI and MZHCI shall not at any time directly or indirectly disclose or permit to be disclosed any such information to any person, firm, or corporation or other entity, or use the same in any way other than in connection with the business of the Company and in any case only with prior written permission of BNZI. For purposes of this Agreement, “trade secrets or confidential or proprietary information” includes information unique to or about the Company including but not limited to its business and that is not known or generally available to the public. It is understood and agreed that MZHCI’s obligations pursuant to this section survive the termination of this Agreement.

VII. Default

1.	Except for a claim or controversy arising under Section VII of this Agreement, any claim or controversy arising under any of the provisions of this Agreement shall, at the election of MZHCI, be determined by arbitration in Orange County, California in accordance with the rules of the American Arbitration Association. The decision of the Arbitrator shall be binding and conclusive upon the parties. Each party shall pay its own costs and expenses in any such arbitration. In all cases, this Agreement shall be governed by, and construed in accordance with, the laws of the State of California, USA and venued in Orange County, California and the Company hereby consents to such jurisdiction. The prevailing party shall be entitled to reimbursement of all fees incurred, including attorney, filing, travel, and anything associated with the arbitration or litigation.
2.	MZHCI warrants that the Services provided by it shall be performed in a professional manner. EXCEPT AS SET FORTH IN THE PRECEDING SENTENCE, MZHCI MAKES NO REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED OR STATUTORY. In the event of a breach by MZHCI of this Agreement, the Company’s sole remedy against MZHCI shall be to re-perform the Services in accordance with the warranty. Notwithstanding the foregoing, in no event shall the liability of MZHCI, whether by reason of breach of contract, tort (including without limitation negligence), statute or otherwise exceed the amount of fees paid by the Company under this Agreement. Further, in no event shall MZHCI have any liability for loss of profits, loss of business, indirect, incidental, consequential, special, punitive, indirect or exemplary damages, even if the Company has been advised of the possibility of such damages. In furtherance and not in limitation of the foregoing, MZHCI shall not be liable in respect of any decisions made by the Company as a result of the Services.

Page 5 of 7	MZHCI initials: __________	Company initials: __________

3.	Since MZHCI must at all times rely upon the accuracy and completeness of information supplied to it by the Company’s officers, directors, agents, and employees, the Company agrees to indemnify, reimburse, hold harmless and defend MZHCI, its directors, officers, agents, and employees at the Company’s expense, against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements (and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, suit, proceeding or investigation, directly or indirectly, caused by, relating to, based upon, arising out of or in connection with this Agreement, including which may arise out of and/or be due to any material misrepresentation in such information supplied by the Company to MZHCI (or any material omission by the Company that caused such supplied information to be materially misleading).
4.	MZHCI agrees to indemnify, hold harmless and defend the Company, its officers, directors, employees, and agents from and against any and all claims, actions, proceedings, losses, liabilities, costs and expenses (including without limitation reasonable attorney’s fees) incurred by any of them in connection with, as a result of, and or due to any actions or inactions or misstatements by MZHCI, its officers, agents, or employees regarding or on behalf of the Company whether as a result of the gross negligence or intentional misconduct in rendering services under this Agreement or otherwise.

VIII. Severability and Reformation

If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, invalid or unenforceable provisions were never a part hereof, and the remaining provisions shall remain in full force and shall not be affected by the illegal, invalid, or unenforceable provision, or by its severance; but in any such event this Agreement shall be construed to give effect to the severed provision to the extent legally permissible.

IX. Notices

Any notices required by this Agreement shall (i) be made in writing and delivered to the party to whom it is addressed by hand delivery, by certified mail, return receipt requested, with adequate postage prepaid, or by courier delivery service (including major overnight delivery companies such as Federal Express and UPS), (ii) be deemed given when received, and (iii) in the case of the Company, be mailed to its principal office at Banzai International, Inc., 435 Ericksen Ave, Suite 250, Bainbridge Island, WA 98110; and in the case of MZHCI, be mailed to MZHCI, LLC, 27422 Aliso Creek Road, Suite 250, Aliso Viejo, CA 92656.

X. Miscellaneous

1.	This Agreement may not be amended, except by a written instrument signed and delivered by each of the parties hereto.
2.	This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof, and all other agreements relating to the subject matter hereof are hereby superseded.
3.	This Agreement may be executed in any number of counterparts, each of which shall constitute an original. Signatures delivered via facsimile or electronic transmission shall be binding upon the party so delivering such a signature, regardless of whether originally executed signatures are subsequently delivered.

Page 6 of 7	MZHCI initials: __________	Company initials: __________

In Witness Whereof, the parties have executed this Consulting Agreement as of the day and year first above written.

AGREED:

MZHCI, LLC		Banzai International, Inc.

By:		By:

	Greg Falesnik, CEO		Joe Davy, Founder & CEO

Date:		Date:

Page 7 of 7	MZHCI initials: __________	Company initials: __________